 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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[  ] Soliciting Material Pursuant to § 240.14a-12

BLOCKBUSTER INC.
(Name of Registrant as Specified in its Charter)

GREGORY S. MEYER, CFA
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Contest Settlement in Best Interest of Blockbuster Stockholders

NEW YORK, NY, May 10- An Open Letter to Blockbuster Inc. Stockholders

May 10, 2010

Fellow Blockbuster Stockholders,

The purpose of this letter is to inform you that on May 7, 2010 I sent the attached settlement offer to the Board of Blockbuster providing them with an opportunity to end the proxy contest at no cost to the Company.  I believe it is in the best interests of Blockbuster and its shareholders to avoid the unnecessary costs and distraction of a full blown proxy contest.  The attached settlement offer reflects a fair way to do just that.

Blockbuster’s Board now has the opportunity to exercise sound business judgment and act in a manner that best serves its shareholders by agreeing to my proposed settlement.  Now is the time to focus on the important operational matters at hand to turn around Blockbuster.  If you believe that the Board should accept this settlement offer, I urge you to contact Chairman and CEO Jim Keyes at jim.keyes@blockbuster.com to express your support for this outcome.

Respectfully,

/s/ Gregory S. Meyer

Gregory S. Meyer, CFA

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY GREGORY S. MEYER RELATING TO BLOCKBUSTER INC.’S ANNUAL MEETING SCHEDULED FOR JUNE 24, 2010 (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF BLOCKBUSTER, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

Contact:  Gregory S. Meyer, CFA
   (212) 444-8784
   BBIStockholders@gmail.com

245 Eighth Avenue, #108
New York, NY 10011
T: (212) 444-8784
F: (212) 202-4760

May 7, 2010

VIA EMAIL

Board of Directors
Blockbuster, Inc.
1201 Elm Street
Dallas, TX 75270
Proxy Contest Settlement Offer

Blockbuster Director,

I am writing you in your capacity as a member of the Board of Directors of Blockbuster Inc. on a matter of some urgency to the company. As you may know, I have declared my intention to run for a seat on the Board as I believe my involvement would bring a fresh and valuable perspective to the Board’s deliberations. My intention would be to work diligently and constructively with my fellow board members. My appointment as a director would be an effective way to communicate to Blockbuster’s stakeholders how serious the company is about its transformation to a multi-channel distribution approach in light of my successful background of innovation in the DVD kiosk vending channel.

Regardless of your support, there is a very strong probability that I will be elected to the Board by the shareholders for the reasons listed below. However, I am now appealing to you a final time to support my nomination as a sound business decision that will save Blockbuster the time and significant expense of a protracted proxy battle, something all shareholders wish to avoid.

Shareholder Support: I have had dozens of conversations with both retail and institutional shareholders who represent anywhere from a few hundred thousand to over ten million shares. These shareholders believe the Company would benefit from having an individual with my background and shareholdings serve on the Board.

Proxy Advisory Firm Support: The leading proxy advisory firms, including Risk Metrics/ISS and Glass Lewis, are likely to support my election to the Board given the fact that I am only seeking a minority position, a single seat as opposed to an entire slate. Further I am not overboarded, would have no related party transactions, have more share ownership than any non-management director, and bring to the table relevant home entertainment industry experience. None of these can be said for the incumbent director I have selected to run against. Support from the proxy advisory firms will sway a significant percentage of the institutional votes.

Elimination of the Broker Non-Vote Rule: Effective January, 2010, NYSE Rule 452 has been amended to eliminate broker discretionary voting on the election of directors. Previously any shares held by a beneficial stockholder that didn’t vote would get voted by the broker, typically in favor of the Company. This is no longer the case which significantly increases the probability of success for an opposition director candidate.

For these reasons, there is a strong probability that a majority of the shareholder votes will support my election to the Board at the upcoming annual meeting. At best, the Company can hope to achieve a Pyrrhic victory to the extent it spends a material amount of capital to keep a qualified independent candidate off the board. Given these realities, I am asking the board to consider a reasonable settlement that would end this proxy contest now. If the Board agrees in writing by May 11, 2010 to appoint me as a director, I would be willing to agree to the following:

i.	To terminate the proxy contest and to cover all of my expenses incurred to date related to these activities
a.	Notify the SEC in writing of the termination of the proxy contest
b.	Withdraw the demand to inspect shareholder records
c.	Withdraw my pre-notification letter to propose nominees for election to the board at the next annual meeting of shareholders
ii.
To not participate in any withhold the vote campaign, submit to the Company’s stockholders any stockholder proposals or solicit proxies for or otherwise engage in a contested solicitation of proxies with respect to any matter involving the Company.

iii.	To issue a joint press release amenable to the Company
iv.	To agree to a mutual nondisparagement provision
v.	To agree to a mutual release and covenant not to litigate.

Agreeing to such a settlement will save the Company significant capital that could be used for more productive purposes, as costs for proxy contests can easily run into the millions of dollars. Importantly, Blockbuster will gain an ally in its efforts to affect a turnaround and forge stronger relationships with its shareholders. This outcome will provide an amicable resolution to the ongoing ‘war of words’ and will result in a unified voice to the shareholders that the Board is acting in their best interests and focused on the critical matters at hand.

If the Board chooses instead to continue this proxy contest, I will have no choice but to intensify my campaign with shareholders and in the media, which may have the unfortunate effect of causing distraction and embarrassment to existing management and board members. I will be forced to emphasize what I perceive to be examples of where the best interests of the shareholders have not been well-served by the board. And I would take this step with great reluctance. I sincerely hope we can avoid this outcome and work together from the same side to focus on the future of Blockbuster.

I ask for your prompt consideration and decision on this matter.

Yours truly,

/s/ Gregory S. Meyer

Gregory S. Meyer, CFA